EXHIBIT 99.1.
Press release of Flushing Financial Corporation, dated November 19, 2003

CONTACT:

Monica C. Passick	Van Negris / Lexi Terrero/ Leslie V. Faulkner
Senior Vice President and	Van Negris & Company, Inc.
Chief Financial Officer	(212) 396-0606
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Declares Quarterly Dividend
of $0.11 per Share And Approves 3 for 2 Stock Split

FLUSHING, NY - November 19, 2003 - Flushing Financial Corporation (Nasdaq: FFIC), the parent holding company for Flushing Savings Bank, FSB, today announced that on November 18, 2003, the Board of Directors declared a quarterly cash dividend on its common stock of $0.11 per common share, and approved a three-for-two stock split of the Corporation's common stock to be paid in the form of a 50 percent stock dividend. Both the $0.11 quarterly cash dividend and the 50 percent stock dividend, are payable on December 15, 2003 to shareholders of record at the close of business on December 1, 2003.

The $0.11 per common share cash dividend will be paid on shares outstanding prior to the three-for-two stock split.

Stockholders of record at the close of business on December 1, 2003 will receive one additional share for every two shares they hold as of that date. Cash will be paid in lieu of fractional shares. Based on the shares outstanding as of September 30, 2003, the number of shares outstanding will increase from approximately 12.7 million to approximately 19.1 million.

Michael J. Hegarty, Flushing Financial's President and Chief Executive Officer, stated: "Our continued strong capital position, as well as our confidence in the opportunities for future growth, underlie the Company's decision to declare a quarterly dividend as well as a 50 percent stock dividend. As part of our continuing efforts to enhance the total return to all shareholders, the Board will continue to review future dividend payouts on a quarterly basis."

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank conducts its business through eleven banking offices located in Queens, Brooklyn, Manhattan, Bronx, and Nassau County.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes","estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingsavings.com.

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